As filed with the U.S. Securities and Exchange Commission on June 18, 2018

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________________________

Pain Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1911336
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

7801 N. Capital of Texas Highway, Suite 260, Austin, TX 78731

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2018 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

_______________________________

Remi Barbier
Chairman of the Board of Directors, President and Chief Executive Officer
Pain Therapeutics, Inc.
7801 N. Capital of Texas Highway, Suite 260, Austin, TX 78731

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (512) 501-2444

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001, reserved under the 2018 Omnibus Incentive Plan	1,000,000	$10.2545	$10,254,500	$1,276.69

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Pain Therapeutics, Inc. (the “Company” or “Registrant”) that may be issuable as a result of a stock split, stock dividend or similar transactions under 2018 Omnibus Incentive Plan (the “2018 Plan”). The shares being registered hereby consist of 1,000,000 shares to be offered under the 2018 Plan.

(2)    Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, on the average of the high and low prices for the Common Stock as quoted on The NASDAQ Global Select Market on June 14, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,000,000 shares of common stock, par value $0.001 per share, of Pain Therapeutics, Inc. (the “Company”) issuable pursuant to 2018 Omnibus Incentive Plan (the “2018 Plan”).  The 2018 Plan was approved by the Company’s stockholders at an annual meeting of stockholders held on May 10, 2018.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the 2018 Plan as required by Rule 428(b).

PART II

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.    The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 6, 2018;

2.    The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 9, 2018;

3.    The Company’s Current Reports on Form 8-K, filed with the Commission on [February 5, 2018, February 9, 2018, March 16, 2018, May 1, 2018 and May 11, 2018]; and

4.    The Company’s description of Common Stock contained in Company’s Registration Statement on Form 8-A, filed with the Commission on March 14, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report updating such descriptions.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Michael J. O’Donnell of Morrison & Foerster LLP, is a Director and Secretary of the Company. Morrison & Foerster LLP is corporate counsel to the Company. Individual members and persons associated with Morrison & Foerster LLP beneficially own an aggregate of approximately 4,588 shares of Common Stock and have been granted options to purchase an aggregate of approximately 84,446 shares of Common Stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our amended and restated certificate of incorporation includes such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and bylaws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him or her because that person is or was one of our directors or officers, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she  reasonably believed to be in, or not opposed to, our best interests, except that if he or she is adjudged to be liable for negligence or misconduct in the performance of his or her duty to us, he or she cannot be made whole even for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

Under our amended and restated certificate of incorporation and bylaws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

The Company has entered into indemnification agreements with its current directors and officers. The indemnification agreements supplement the indemnification provisions applicable under our amended and restated certificate of incorporation and bylaws, and the DGCL.

Among the terms and conditions of the indemnification agreements are provisions providing for director and officer indemnitees to be indemnified in the context of certain third-party proceedings and proceedings by or in the right of the Company. The agreements also provide for, under certain circumstances, indemnification against certain expenses to the extent an indemnitee is wholly or partly successful in a proceeding, and to the extent an indemnitee is a witness or otherwise asked to participate in a proceeding to which the indemnitee is not a party. Also, under certain conditions, the indemnification agreements provide for the advancement of certain expenses from the Company to an indemnitee.

We maintain liability insurance for our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and our amended and restated certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and our amended and restated certificate of incorporation and bylaws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 18, 2018.

PAIN THERAPEUTICS, INC.

By:	/s/ Remi Barbier
Remi Barbier
Chairman of the Board of Directors,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Remi Barbier as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

5
Signature	Title	Date

/s/ REMI BARBIER	Chairman of the Board of Directors, President	June 18, 2018
Remi Barbier	and Chief Executive Officer
(Principal Executive Officer and Principal Financial Officer)

/s/ NADAV FRIEDMANN, PH.D., M.D.	Chief Operating and Medical Officer	June 18, 2018
Nadav Friedmann, Ph.D., M.D.	and Director

/s/ ROBERT Z. GUSSIN, PH.D.	Director	June 18, 2018
Robert Z. Gussin, Ph.D.

/s/ MICHAEL J. O'DONNELL, ESQ.	Director	June 18, 2018
Michael J. O'Donnell, Esq.

/s/ SAIRA RAMASASTRY	Director	June 18, 2018
Saira Ramasastry

/s/ SANFORD R. ROBERTSON	Director	June 18, 2018
Sanford R. Robertson

/s/ PATRICK SCANNON, M.D, PH.D.	Director	June 18, 2018
Patrick Scannon, M.D., Ph.D.

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on July 29, 2005).

3.2

Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Securities and Exchange Commission on April 24, 2013).

3.3

Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 8, 2017).

4.1

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on July 29, 2005).

4.2	2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 11, 2018).
5.1	Opinion of Morrison & Foerster LLP.*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*

_________________

*  Filed herewith.